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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


1.   Patlex Corporation, a Pennsylvania corporation (as of August 20, 1996)

2.   Database Technologies, Inc., a Florida corporation (as of August 20, 1996)